                                                                 EXHIBIT 10.43.1
                                                                 ---------------

        [LETTERHEAD OF THE HONGKONG AND SHANGHAI CORPORATION LIMITED]

Ref:  Corporate & Institutional Banking
      Textiles & Garments Division


CONFIDENTIAL

Tarrant Co. Ltd.
13/F & 14/F, Lladre Centre
72-80 Hoi Yuen Road, Kwun Tong
Kowloon                                        28 May 1997

Attention:  Mr. Mark Kristof


Dear Sirs:

BANKING FACILITIES

We refer to our recent discussions and are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits. These facilities are subject to review at any time and, in any event by 30 November 1997 and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

                                            New             Previously
                                            ---             ----------

Import/Export Facilities
-----------------------------------------

Documentary Credits to your suppliers       USD33,000,000        USD33,000,000
on an `export-will-buy' basis.              or HKD equivalent    or HKD equivalent

Bills received under these Documentary
Credits will be paid from purchase
proceeds of export D/P and DC bills.

within which
------------

Goods under your control and/or Trust       (USD25,000,000)      (USD25,000,000)
Receipts and/or D/A bills purchased         or HKD equivalent    or HKD equivalent
for finished goods and fabric on
approved drawees.  Such D/A bills to
have a fixed maturity date of 45 days
from date of bill of exchange for
finished goods only.

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Tarrant Co Ltd                                                       28 May 1997
                                    Page 2
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Within the above Import/Export (TR/DA) limits, you may issue documentary credits to your suppliers covering fabric purchases up to USD15,000,000 or equivalent with import loan facilities in either HKD or foreign currency for up to 45 days.

Interest on import loans in (a) HKD will be charged on a daily basis at 1/2% per annum over our best lending rate and (b) in foreign currencies at 1/2% per annum over the respective foreign currency best lending rate, payable monthly in arrears to the debit of your current accounts.

Interest on D/A will be charged on a daily basis at our best lending rate, and payable monthly in arrears to the debit of your current account.

Within the above Import/Export (TR/DA) limits, you may utilize overdraft facilities up to HKD7,800,000. Interest will be charged on daily balances at 3/4% per annum over our HKD best lending rate and payable monthly in arrears to the debit of your current account.

Our HKD and USD best lending rates are currently 8.75% per annum and 7.25% per annum respectively, but subject to fluctuation at our discretion.

Guarantee issued on your behalf in favour of:
--------------------------------------------

China Light & Power Co Ltd                                          HKD 115,000


Security
--------

As security, we continue to hold:

1) An original key man life insurance policy covering Mr. Gerard Guez for USD6,000,000 assigned to our favour.

2) A UCC-1 filling on the inventory of Tarrant Apparel Group in the USA (excluding domestic inventory).

3) Intercreditor Agreement dated 1 November 1996 regarding Inventory charged by UCC-1 filing between ourselves and Standard Chartered Bank.

4) A Tripartite Agreement between Hongkong Bank, NationsBanc Commercial Corporation and Tarrant Apparel Group whereby 30% of factored proceeds are assigned to us and used to retire DA bills drawn on Tarrant Apparel Group (dba Fashion Resource Inc) by Tarrant Co Ltd.

5) A security agreement between ourselves and Tarrant Apparel Group dated 6 June 1995 relating to bills of exchange drawn by Tarrant Company Limited on Tarrant Apparel Group (dba Fashion Resource Inc).

Tarrant Co Ltd                                                       28 May 1997
                                    Page 3
--------------------------------------------------------------------------------

6) An Unlimited Continuing Guarantee dated 11 March 1996 from Tarrant Apparel Group dba Fashion Resource Inc together with resolution and Certificate of Incumbency both dated 11 March 1996 and Counsel Opinion dated 13 March 1996.

7) A security agreement between ourselves and Tarrant Apparel Group dated 6 June 1995 relating to the guarantee dated 30 October 1992 from Tarrant Apparel Group dba Fashion Resource Inc securing these facilities.

8) A Letter of Undertaking from Tarrant Apparel Group with board resolution stating that:

     a) Tarrant Apparel Group will maintain its tangible net worth at a level in excess of USD22,000,000 at 31 December 1995. Thereafter, the company's minimum tangible net worth shall increase by at least 50% of the company's net profit after tax at each financial quarter end.

         Tangible net worth is defined as the aggregate of the paid up capital, reserves and retained profits, or losses, after deducting all amounts attributable to goodwill, licenses and all other assets which would be treated as intangibles under generally accepted accounting principles in Hong Kong or the USA.

     b) Tarrant Apparel Group's debt to equity ratio must not exceed 2.0:1 at each audited financial year end.

         The debt to equity ratio is defined as total liabilities (current & long term) divided by tangible net worth.

     c) Tarrant Apparel Group's operations may not have net losses in any two consecutive quarters.

     d) Any mergers or acquisitions which are approved by Tarrant Apparel Group's board of directors will be notified to us in writing within 24 hours.

9. A Negative Pledge dated 14 February 1996 from Tarrant Co Ltd together with Minutes of Meeting dated 14 February 1996.

10. Letter dated 12 January 1996 acknowledged by Tarrant Apparel Group dba Fashion Resource Inc regarding Blocked Account with Imperial Bank.

Tarrant Co Ltd                                                       28 May 1997
                                    Page 4
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Additional Security
-------------------

1) An amended Tripartite Agreement per item 4 above will be required to reflect the change from Imperial Bank to Union Bank.

2) A Special Deposit Account Agreement to replace item 10 above will be required to reflect the change from Imperial Bank to Union Bank. We agree that you may have access to the "blocked account" while there are no D/A or Loans Against Imports outstanding and we will advise Union Bank separately in writing as necessary from time to time.

3) A new Letter of Undertaking with board resolution in replacement of 8a above will be required stating that:

     Tarrant Apparel Group will maintain its tangible net worth at a level in excess of USD30,000,000 at all times.

     Tangible net worth is defined as the aggregate of the paid up capital, reserves and retained profits, or losses, after deducting all amounts attributable to goodwill, licenses and all other assets which would be treated as intangibles under generally accepted accounting principles in Hong Kong or the USA.

Please arrange for the authorized signatories of your company, in accordance with the terms of the mandates given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these facilities are granted.

A review fee of USD1,000 will be charged to the debit of your current account upon receipt of your acceptance to the facilities.

The above offer will remain open for your acceptance until 11 June 1997 and if not accepted by that date will be deemed to have lapsed.

We are please to be of continued assistance.

Yours faithfully,



/s/ James Benoit
-----------------
James Benoit
Corporate Relationship Manager

Enc
/al